Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 to be filed on or about October 30, 2009) pertaining to the 2004 Equity Incentive Plan and 2004 Non-Employee Directors’ Stock Option Plan, of our reports dated February 26, 2009, with respect to the consolidated financial statements of Anadys Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008 and the effectiveness of internal control over financial reporting of Anadys Pharmaceuticals, Inc. filed with the Securities and Exchange Commission.

San Diego, California	/s/ ERNST & YOUNG LLP
October 27, 2009